Exhibit 10.33

ANNUAL INCENTIVE PLAN

OF

DULUTH HOLDINGS INC.

1.	PURPOSE

The Board of Directors of Duluth Holdings Inc. adopted this Plan on October 6, 2015. The Plan is intended to meet the requirements of Section 162(m) of the Code and the regulations thereunder, so that compensation received pursuant to the Plan will be performance-based compensation excludable from the $1 million limitation on deductible compensation. The Plan is intended to establish a correlation between the annual incentives awarded to the Participants and the financial performance of the Company or one of its divisions or subsidiaries. The Participants will receive an Incentive Award if the Performance Goals, as fixed by the Committee pursuant to the terms of the Plan, are met. The Plan will be applicable to the fiscal year of Duluth Holdings Inc. beginning on February 1, 2016 and subsequent fiscal years unless and until terminated by the Committee.

2.	DEFINITIONS

As used in the Plan, the following terms have the meanings indicated:

(a) “Board” means the Board of Directors of the Company.

(b) “Code” means the Internal Revenue Code of 1986, as amended.

(c) “Committee” means the Compensation Committee of the Board of Directors or a subcommittee thereof. Notwithstanding the foregoing, for grants made to Employees who are officers under Section 16 of the Exchange Act, to the extent such grants are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall be constituted solely of “outside directors” as described in regulations promulgated under Section 162(m) of the Code.

(d) “Company” means Duluth Holdings Inc., a Wisconsin corporation.

(e) “Employee” means an individual who is an employee of the Company or a Subsidiary.

(f) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(g) “Incentive Award” means an award opportunity granted to a Participant under this Plan enabling the Participant to earn cash compensation from the Company for the applicable Performance Year.

(h) “Participant” means any Employee to whom an Incentive Award has been granted under the Plan.

(i) “Performance Goal” means the goals identified by the Committee to measure one or more business or other criteria, which may include any of the following criteria and which, where applicable (i) may be set on a pre-tax or after-tax basis, (ii) may include or exclude the impact of changes in currency exchange rates, (iii) may be applied on an absolute or relative basis, (iv) may be valued on a growth or fixed basis, and (v) may be applied on a Company-wide, business segment, or individual basis, all as specified at the time of grant:

(1) net income;

(2) revenue;

(3) earnings per share;

(4) return on investment;

(5) return on invested capital;

(6) return on equity;

(7) return on assets or net assets;

(8) shareholder returns (either including or excluding dividends) over a specified period of time;

(9) financial return ratios;

(10) cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(11) amount of expense;

(12) economic profit;

(13) gross profit;

(14) gross profit margin percentage;

(15) operating profit;

(16) operating profit margin percentage;

(17) amount of indebtedness;

(18) debt ratios;

(19) earnings before bonus, interest, taxes, depreciation or amortization (or any combination thereof);

(20) Share value;

(21) return on capital employed;

(22) return on average capital employed;

(23) strategic business criteria, consisting of one or more objectives based on achieving specified revenue, market penetration, or geographic business expansion goals, or cost targets, or goals relating to acquisitions or divestitures, or any combination of the foregoing;

(24) customer satisfaction;

(25) productivity ratios;

(26) new product invention or innovation;

(27) attainment of research and development milestones; or

(28) such other subjective or objective performance measures, including individual goals deemed appropriate by the Committee.

The above Performance Goals may be determined with or without regard to unusual or infrequent items, including, without limitation: changes in accounting principles or the application thereof; unusual or infrequent gains; gains or losses on the sale of assets; currency fluctuations, acquisitions, divestitures, or necessary financing activities; recapitalizations, including stock splits and dividends; expenses for restructuring activities; and other non-operating items, as specified by the Committee upon the grant of an Incentive Award.

(j) “Performance Year” means the Company’s fiscal year. The initial Performance Year begins February 1, 2016.

(k) “Plan” means this Annual Incentive Plan.

(l) “Salary” means, except as otherwise provided by the Committee, base salary earned for each Performance Year determined in accordance with principles employed for reporting salary to the shareholders of the Company in the Company’s annual proxy statement.

(m) “Subsidiary” shall mean any entity in which the Company owns, directly or indirectly, more than 50% of the voting interests entitled to vote in the election of directors, or any comparable governing body if the entity does not have directors.

3.	PARTICIPATION

Participation in the Plan shall be limited to the Company’s executive officers. Participation in the Plan in one Performance Year does not guarantee participation in a subsequent Performance Year. A person who becomes a Participant after the commencement of a Performance Year shall be eligible to receive a pro rata Incentive Award pursuant to Section 4, based on the number of full months remaining in the Performance Year after he or she becomes a Participant, or based on such other applicable method established by the Committee at the time such person is designated as a Participant.

4.	DETERMINATION OF INCENTIVE AWARDS

(a) During the first ninety (90) days of each Performance Year, the Committee shall establish one or more Performance Goals applicable to a Participant to earn an Incentive Award for such Performance Year as it deems appropriate. The Performance Goals may vary from Performance Year to Performance Year. For each Performance Goal, the Committee shall establish a threshold goal for achievement (the minimum level at which an Incentive Award shall be payable), a target goal for achievement (based on the expected achievements by the Company and the Participant), and a maximum goal for achievement (based on outstanding achievement). At the time the Performance Goals are established by the Committee, the Committee shall determine whether the Performance Goals shall be determined with or without regard to (i) changes in accounting; (ii) unusual or nonrecurring items, including, without limitation, the impact of acquisitions or divestitures, as specified by the Committee; or (iii) changes in income tax rates. The Performance Goals and targets for a Performance Year may not be modified after the first ninety (90) days of a Performance Year have elapsed.

(b) During the first ninety (90) days of each Performance Year, the Committee shall establish a target Incentive Award for each Participant which shall entitle the Participant to earn an amount equal to a percentage of the Participant’s Salary in effect at the time the opportunity is established, assuming the target Performance Goal(s) established by the Committee are met. The target award opportunities for Participants may vary from Performance Year to Performance Year. In addition, the Committee shall establish threshold and maximum award opportunities resulting in payments under the Annual Incentive Award in the event the threshold or outstanding Performance goal(s) established by the Committee are met.

(c) Except as otherwise determined by the Committee at the time the award opportunities are established, achievement of a Performance Goal between the threshold goal and the target goal will result in a payout that is linearly interpolated between the threshold and target opportunities and achievement of a Performance goal between the target goal and the maximum goal will result in a payout that is linearly interpolated between the target and maximum opportunities.

(d) Before any Incentive Award may be paid for a Performance Year, the Committee shall certify that the Performance Goals and other requirements of the Plan have been satisfied for the Performance Year. No payments shall be made unless and until the Committee makes this certification.

(e) Even if the Performance Goals applicable to a Participant have been met, (i) no Incentive Award to such Participant with respect to a Performance Year shall exceed $5,000,000, and (ii) the Committee expressly reserves, in its discretion, the right to reduce or eliminate entirely any Incentive Award otherwise determined under the Plan to reflect any extraordinary items or such other factors as it may deem relevant if it determines it is in the best interests of the Company to do so. Such determination shall be conclusive and binding.

5.	PAYMENT OF INCENTIVE AWARDS

(a) If the Committee has made the certification required pursuant to Section 4(d), subject to Section 4(e), Incentive Awards shall be payable as soon as practicable following such certification, but no later than the end of the calendar year during which such Performance Year has ended.

(b) Except as otherwise set forth in a written agreement between the Company and a Participant or as determined by the Committee, a Participant shall receive no Incentive Award for a year if the Participant’s employment with the Company terminates prior to the last day of the Performance Year for any reason. A Participant shall not forfeit an Incentive Award if the Participant’s employment terminates after the end of the applicable Performance Year, but prior to the distribution of the Incentive Award for such year.

(c) The Company may deduct from any payments made to a Participant under the Plan any federal, state, local or other taxes or charges, if any, which the Company determines it is from time to time required to withhold under applicable law. The Company shall have the right to rely upon an opinion of legal counsel or its accountants as to the amount to be so deducted.

6.	ADMINISTRATION

The Plan shall be administered by the Committee. The Committee may adopt rules and regulations for carrying out the Plan, and the Committee may take such actions as it deems appropriate to ensure that the Plan is administered in the best interests of the Company. The Committee has the authority to construe and interpret the Plan, resolve any ambiguities, and make determinations with respect to the eligibility for or amount of any Incentive Award. The interpretation, construction and administration of the Plan by the Committee shall be final, binding and conclusive for all purposes and upon all persons including, without limitation, the Company, any successor to the Company, Participants, and any person claiming an interest through a Participant. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

7.	RIGHTS

Participation in the Plan and the right to receive Incentive Awards under the Plan shall not give a Participant any proprietary interest in the Company or any of its assets. A Participant shall for all purposes be a general creditor of the Company. The interests of a Participant cannot be assigned, anticipated, sold, encumbered or pledged and shall not be subject to the claims of his or her creditors. Nothing in the Plan shall confer upon any Participant the right to continue in the employ of the Company, or shall interfere with or restrict in any way the right of the Company to discharge a Participant at any time for any reason whatsoever, with or without cause.

8.	SUCCESSORS

The Plan shall be binding on the Participants and their personal representatives. If the Company becomes a party to any merger, consolidation, reorganization or other corporate transaction, the Plan shall remain in full force and effect as an obligation of the Company or its successor in interest unless and until terminated by the Company or its successor in interest in accordance with this Plan.

9.	AMENDMENT AND TERMINATION

The Committee may amend or terminate the Plan at any time as it deems appropriate; provided that to the extent required to meet the requirements of Code Section 162(m) for performance-based compensation, any amendment that makes a material change to the Plan must be approved by the shareholders of the Company.

10.	INTERPRETATION

If any provision of the Plan would cause the Plan to fail to meet the Code Section 162(m) requirements for performance-based compensation, then that provision of the Plan shall be deemed modified to the extent necessary to meet the requirements of Code Section 162(m).

11.	GOVERNING LAW

This Plan and all Incentive Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, applied without regard to the laws of any other jurisdiction that otherwise would govern under conflict of law principles.

12.	CLAWBACK POLICY

All Incentive Awards granted under the Plan are subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy required to be adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or other applicable law. No forfeiture or recovery of Incentive Awards granted under the Plan or any other action taken under any clawback or recoupment policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement between a Participant and the Company.

13.	HEADINGS

The headings of Sections of the Plan are for convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.

14.	USE OF WORDS

Wherever the context so requires, words in the singular include the plural.